[*] Designates portions of this document that have been omitted pursuant to a request for Confidential Treatment filed separately with the Commission	EXECUTION VERSION

EXCLUSIVE LICENSE AND RESEARCH COLLABORATION AGREEMENT

by and between

COCRYSTAL PHARMA, INC.

and

MERCK SHARP & DOHME CORP.

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EXCLUSIVE LICENSE AND RESEARCH COLLABORATION AGREEMENT

This Agreement (this “Agreement”) is effective as of January 2, 2019 (the “Effective Date”), and is entered into by and between Cocrystal Pharma, Inc., a corporation organized and existing under the laws of Delaware (“Cocrystal”) and Merck Sharp & Dohme Corp., a corporation organized and existing under the laws of New Jersey (“Merck”).

RECITALS:

WHEREAS, Cocrystal has discovered certain Compounds (as hereinafter defined), developed Cocrystal Know-How (as hereinafter defined) and has rights to Cocrystal Patent Rights (as hereinafter defined);

WHEREAS, Merck and Cocrystal desire to enter into a research collaboration to discover and develop additional Compounds upon the terms and conditions set forth herein;

WHEREAS, Merck desires to obtain a license under the Cocrystal Patent Rights and Cocrystal Know-How upon the terms and conditions set forth herein, and Cocrystal desires to grant such a license;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Cocrystal and Merck hereby agree as follows:

Article 1 DEFINITIONS.

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1	“AAALAC” shall mean the Association for Assessment and Accreditation of Laboratory Animal Care International.

1.2	“Act” shall mean, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as amended from time to time.

1.3	“Affiliate” shall mean (i) any corporation or business entity of which, now or hereafter, fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Merck or Cocrystal; or (ii) any corporation or business entity which, now or hereafter, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Merck or Cocrystal; or (iii) any corporation or business entity of which, now or hereafter, fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (i) or (ii).

1.4	“Agreement” shall have the meaning given such term in the preamble to this document.

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1.5	Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks located in the country where the applicable obligations are to be performed are authorized or required by law to be closed.

1.6	“Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.7	“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.8	“Clinical Trial” shall mean a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, and/or Post-approval Clinical Trial.

1.9	“Cocrystal Know-How” shall mean all information and materials created by Cocrystal [*], including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, Inventions (including without limitation any Compound conceived and/or reduced to practice by Cocrystal and as set forth on Schedule 8.4.2), know-how and trade secrets, patentable or otherwise[*], and which are: (i) Controlled by Cocrystal or its Affiliates, (ii) not generally known, and (iii) necessary or useful to Merck to make, have made, use, import, offer to sell and sell, and otherwise develop, manufacture, market and commercialize Compound and Product in the Field and in the Territory; excluding, however, any (1) Merck Know-How, Cocrystal Patent Rights and Collaboration Information and Inventions, [*], and (3) any other compounds, materials, adjuvants and delivery devices Controlled by Cocrystal or its Affiliates that are neither necessary nor useful to Merck to make, have made, use, import, offer to sell and sell, and otherwise develop, manufacture, market and commercialize Compound and Product in the Field and in the Territory.

1.10	“Cocrystal Patent Rights” shall mean Patent Rights that during the Term (as hereinafter defined) are Controlled by Cocrystal or any of its Affiliates, including, but not limited to, the patent application listed on Schedule 1.10, which claim or cover (i) any Compound conceived and/or reduced to practice by Cocrystal [*], or (ii) a method of use or process of manufacture thereof conceived and/or reduced to practice by Cocrystal [*], but excluding, however, all Collaboration Patent Rights.

1.11	“Collaboration Information and Inventions” shall mean all discoveries, improvements, processes, methods, protocols, formulas, data (including all data, results and other information generated by results of X-ray crystallography techniques used in the Research Program), Inventions (including Compounds or improvements thereto conceived and/or reduced to practice by Cocrystal and/or Merck [*]), know-how and trade secrets, patentable or otherwise[*], and (i) resulting from the Research Program; (ii) discovered, developed or invented (x) solely by employee(s) of Cocrystal and/or its Affiliates, and/or a Third Party acting on behalf of Cocrystal and/or its Affiliates, (y) solely by employee(s) of Merck and/or its Affiliates, or (z) jointly by the Parties and/or their respective Affiliates and/or a Third Party acting on a Party’s behalf; and (iii) discovered, developed or invented during the period commencing [*] and ending [*].

1.12	“Collaboration Patent Rights” shall mean Patent Rights that claim or cover Collaboration Information and Inventions. [*]

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1.13	“Combination Product” shall mean a Product that includes one or more pharmaceutically active ingredients other than Compound in combination with Compound. All references to Product in this Agreement shall be deemed to include Combination Product.

1.14	“Commercially Reasonable Efforts” shall mean [*].

1.15	“Compound” shall mean any molecule that (i) inhibits the Target [*] and was discovered, conceived and/or reduced to practice [*] and (ii) any derivatives or modifications thereof, [*].

1.16	“Control”, “Controls” or “Controlled by” shall mean with respect to any item of or right under Cocrystal Patent Rights or Cocrystal Know-How or Merck Know-How, or other intellectual property assets or rights, as applicable, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.17	“EMA” shall mean the European Medicines Agency and any successor Regulatory Authority having substantially the same function.

1.18	“EU Major Countries” shall mean the countries of Germany, France, Great Britain, Spain and Italy.

1.19	“FDA” shall mean the United States Food and Drug Administration and any successor Regulatory Authority having substantially the same function.

1.20	“Field” shall mean all therapeutic (including, without limitation prophylactic) and/or diagnostic uses.

1.21	“First Commercial Sale” shall mean, with respect to a Product and country, the first sale for end use or consumption of such Product in the country after Marketing Authorization in such country.

1.22	“FTE” shall mean [*] hours of a full-time scientist’s work time over [*] consecutive calendar months (including normal vacations, sick days and holidays).

1.23	“FTE Rate” shall mean an amount equal to [*] for one (1) full FTE, which represents the fully burdened annual rate for each such FTE and includes related salary, benefits, administration, facilities costs and overhead.

1.24	“GLP” or “Good Laboratory Practice” shall mean the applicable then-current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time to time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory.

1.25	“IND” shall mean an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

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1.26	“IND Enabling Toxicology Study” shall mean an animal study under conditions meeting Good Laboratory Practices that is intended to support the filing of an IND for the Product.

1.27	“Indication” shall mean a separate and distinct disease or medical condition in humans which a Product that is in Clinical Trials is intended to treat, prevent and/or diagnose and/or for which a Product has received Marketing Authorization.

1.28	“Information” shall mean any and all information and data, including without limitation all Merck Know-How, all Cocrystal Know-How, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.29	“Initiates”, “Initiated” or “Initiation” shall mean, (i) with respect to an IND Enabling Toxicology Study, the administration of the first dose to the first animal in such IND Enabling Toxicology Study; or (ii) with respect to a Clinical Trial, the administration of the first dose to the first subject in such Clinical Trial.

1.30	“Invention” shall mean any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice.

1.31	“Liability” shall mean any and all claims and suits asserted by Third Parties, including all losses, liabilities, damages, costs, fees and expenses, including reasonable attorneys’ fees and expenses of litigation incurred in connection therewith.

1.32	“Major Countries” shall mean the countries of the United States, United Kingdom, Germany, France, Spain, Italy, [*].

1.33	“Marketing Authorization” shall mean all approvals from the relevant Regulatory Authority necessary to market and sell a Product in a country [*].

1.34	“Merck Know-How” shall mean all information and materials, including but not limited to discoveries, improvements, processes, methods, protocols, formulas, data, Inventions, know-how and trade secrets, patentable or otherwise, which [*] (i) are Controlled by Merck or its Affiliates, (ii) are not generally known and (iii) are [*] necessary to Cocrystal in the performance of its obligations under the Research Program excluding, however, any Collaboration Information and Inventions.

1.35	“NDA” shall mean a New Drug Application, Biologics License Application, Marketing Authorization Application, filing pursuant to Section 510(k) of the Act, or similar application or submission for Marketing Authorization of a Product filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.36	“Net Sales” shall mean the gross invoice price [*] of Product sold by Merck or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received: [*]

With respect to sales of Combination Products, Net Sales shall be calculated on the basis of the gross invoice price of Product(s) containing the same strength of Compound sold without other active ingredients. In the event that Product is sold only as a Combination Product, Net Sales shall be calculated on the basis of the gross invoice price of the Combination Product [*]. In the event that Product is sold only as a Combination Product and either Party reasonably believes that the calculation set forth in this Paragraph does not fairly reflect the value of Compound relative to the other active ingredients in the Combination Product, the Parties shall [*].

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1.37	“Party” shall mean Merck or Cocrystal, individually, and “Parties” shall mean Merck and Cocrystal, collectively.

1.38	“Patent Rights” shall mean any and all patents and patent applications in the Territory (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, pediatric exclusivity periods and the like of any such patents and patent applications, and international (i.e., WIPO), regional (e.g., EPO, EA), and foreign national equivalents of the foregoing.

1.39	“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.40	“Phase I Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.41	“Phase II Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.42	“Phase III Clinical Trial” shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.43	“PMDA” shall mean the Pharmaceuticals and Medical Devices Agency in Japan and any successor Regulatory Authority having substantially the same function.

1.44	“Product(s)” shall mean any pharmaceutical or biological preparation in final form containing Compound (i) for sale by prescription, over-the-counter or any other method or (ii) for administration to human patients in a Clinical Trial, for any and all uses in the Field, including without limitation any Combination Product. For clarity, different formulations or dosage strengths of a given Product with the same Compound shall be considered the same Product for purposes of this Agreement.

1.45	“Regulatory Authority” shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the FDA and any successor governmental authority having substantially the same function.

1.46	“Related Party” shall mean each of Merck, its Affiliates, and their respective sublicensees (which term does not include distributors), as applicable.

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1.47	“Research Program” shall mean the research activities undertaken by the Parties as set forth in Article 2 and Schedule 2.1.

1.48	“Research Program Term” shall mean the duration of the Research Program and “Extended Research Program Term” shall mean any period of the Research Program as it may be extended by mutual agreement of the Parties, as described more fully in Section 2.11.

1.49	“Target” shall mean influenza [*].

1.50	“Territory” shall mean all of the countries in the world, and their territories and possessions.

1.51	“Third Party” shall mean an entity other than Merck and its Related Parties, and Cocrystal and its Affiliates.

1.52	“Valid Patent Claim” shall mean (i) a claim of an issued, unexpired and in-force patent included within the Cocrystal Patent Rights or Collaboration Patent Rights that claims Compound [*], which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, supplemental examination or disclaimer or otherwise or (ii) a claim in a pending patent application included in such Patent Rights (i.e. Cocrystal Patent Rights or Collaboration Patent Rights that claims Compound [*]) that has been pending for no longer than [*] that continues to be prosecuted in good faith. For purposes of determining whether a Product infringes or is covered by a Valid Claim, the claims of a patent application shall be presumed to have been issued as a patent.

1.53	“Violation” shall mean that either Cocrystal, or any of its officers or directors has been: (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (https://oig.hhs.gov/exclusions/index.asp); and/or (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (https://oig.hhs.gov/exclusions/exclusions_list.asp) or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (https://www.sam.gov/portal/public/SAM/) (each of (a) and (b), singly and collectively, the “Exclusions Lists”).

Article 2 RESEARCH PROGRAM

2.1	General. Cocrystal and Merck shall engage in the Research Program upon the terms and conditions set forth in this Agreement. The activities to be undertaken in the course of the Research Program are set forth in Schedule 2.1 which may be amended from time to time upon mutual written agreement by authorized representative(s) of the Parties (the “Research Plan”).

2.2	Conduct of Research. Subject to Section 2.3, Cocrystal and Merck each shall proceed diligently with the work set out in the Research Program by using their respective reasonable good faith efforts to allocate sufficient time, effort, equipment and facilities to the Research Program and to use personnel with sufficient skills and experience as are required to accomplish the Research Program in accordance with the terms of this Agreement and Schedule 2.1.

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Merck shall be entitled to utilize the services of its Affiliates and Third Parties to perform its Research Program activities, provided that such Third Parties are subject to confidentiality obligations consistent with the requirements of Section 4.1. Cocrystal shall be entitled to utilize the service of Third Parties to perform its Research Program activities only upon Merck’s prior written consent or as specifically set forth in Schedule 2.1. Notwithstanding the foregoing, each Party shall remain at all times fully liable for its respective responsibilities under the Research Program.

2.3	Merck Funding of Cocrystal FTEs. During the Research Program Term and in accordance with the Research Plan, Merck will provide Cocrystal with research funding pursuant to Section 5.2 for [*]. Notwithstanding the foregoing, Merck shall not be required to fund any FTEs for the Research Program pursuant to Section 5.2 from and after the end of the Research Program Term.

2.4	Use of Research Funding. Cocrystal shall apply the research funding it receives from Merck under this Agreement solely to carry out its Research Program activities in accordance with Schedule 2.1 and the terms and conditions of this Agreement.

2.5	[*].

2.6	Joint Research Committee. The Parties hereby establish a committee to facilitate the Research Program as follows:

2.6.1	Composition of the Joint Research Committee. The Research Program shall be conducted under the direction of a joint research committee (the “Committee”) comprised of three (3) representatives of Merck (who shall be employees of Merck or its Affiliate, as applicable) and three (3) representatives of Cocrystal (who shall be employees of Cocrystal or its Affiliate, as applicable). A list of initial representatives of Merck and Cocrystal are attached hereto as Schedule 2.6.1. Each Party may change its representatives to the Committee from time to time in its sole discretion, effective upon notice to the other Party of such change. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Research Program. Additional representative(s) or consultant(s) may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to such representative’s or consultant’s written agreement to comply with the requirements of Section 4.1. The Committee shall be chaired by a representative of Merck. Decisions of the Committee shall be made unanimously by the representatives. In the event that the Committee cannot or does not, after reasonable good faith efforts, reach agreement on an issue within [*] after such matter has been referred to the Committee, then the matter shall be [*].

2.6.2	Scope of Committee Oversight. The Committee shall be responsible for overseeing the Research Program, including to (i) review and amend the Research Plan from time to time, (ii) review and coordinate the Parties’ activities under the Research Program, (iii) confer regarding the status of the Research Program and the progress under the Research Program and to make determinations and decisions in connection with the activities under the Research Program (including issues of priority), (iv) review relevant data under the Research Program, (v) consider and advise on any technical issues that arise under the Research Program, and (vi) determine such other matters as allocated to the Committee hereunder. The Committee shall not have the authority to: (w) modify or amend the terms and conditions of this Agreement; (x) waive either Party’s compliance with the terms and conditions of this Agreement; (y) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement or (z) amend the Research Plan in a manner that would increase the financial or other resource (i.e., FTEs) obligations imposed on Cocrystal or Merck beyond the scope of those required under the then current planned activities, and if such amendment would increase such financial or other resource (i.e., FTEs) obligations, then such amendment must be mutually agreed to by the Parties in writing (including mutual agreement on the number of additional FTEs of Cocrystal needed to perform such work and to be funded by Merck in accordance with Section 5.1); provided that, for the avoidance of doubt if the work proposed in the amendment to the Research Program activities could be performed by the FTEs then currently being funded by Merck and such work would not impose additional financial obligations on Cocrystal beyond the then current Research Program activities, Cocrystal shall perform such work at no additional charge and the Research Program activities shall automatically be deemed to be amended to include such work as proposed by the Committee.

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2.6.3	Meetings. During the Research Program Term, the Committee shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than once per Calendar Quarter, with the location for such meetings alternating between Cocrystal and Merck facilities (or such other location may be determined by the Committee). Alternatively, the Committee may meet by means of teleconference, videoconference or other similar communications equipment. The Committee shall confer regarding the status of the Research Program, review relevant data, consider and advise on any technical issues that arise, consider issues of priority, and review and advise on any budgetary and economic matters relating to the Research Program which may be referred to the Committee. For each meeting, the Committee shall designate one member to take minutes on the meeting, and such minutes shall be approved by each of Cocrystal and Merck within ten (10) Business Days of such meeting. Each Party shall bear its own expenses related to the attendance of such meetings by its representatives. At the end of the Research Program Term, the Committee shall have a final meeting to review the results of the Research Program and then shall be disbanded.

2.6.4	Disbandment of Committee. Upon completion (or earlier termination) of the Research Program, the Committee shall be disbanded and shall have no further authority with respect to the activities hereunder.

2.7	Alliance Managers.

2.7.1	Appointment. Each Party shall have the right to appoint an employee who shall oversee interactions between the Parties for all matters related to this Agreement (each an “Alliance Manager”). Such persons shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement. The Alliance Managers shall have the right to attend all Committee meetings as non-voting participants and may bring to the attention of the Committee any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree in writing. Each Party may designate different Alliance Managers by notice in writing to the other Party.

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2.7.2	Responsibilities of the Alliance Managers. The Alliance Managers, if appointed, shall have the responsibility of creating and maintaining a constructive work environment between the Parties. Without limiting the generality of the foregoing, each Alliance Manager shall:

(a)	identify and bring disputes and issues that may result in disputes (including without limitation any asserted occurrence of a material breach by a Party) to the attention of the Committee in a timely manner, and function as the point of first referral in all matters of conflict resolution;

(b)	provide a single point of communication for seeking consensus both internally within the Parties’ respective organizations and between the Parties;

(c)	plan and coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

(d)	take responsibility for ensuring that meetings and the production of meeting agendas and minutes occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

2.8	Exchange of Information. Upon execution of this Agreement, and on an ongoing basis during the Research Program Term, each Party shall disclose to the other Party in writing or in an electronic format Cocrystal Know-How or Merck Know-How, as the case may be, that is reasonably necessary for a Party to perform its responsibilities under the Research Program and not previously disclosed.

2.9	Records and Reports.

2.9.1	Records. Each Party shall maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Research Program by the Party.

2.9.2	Copies and Inspection of Records. Merck shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of Cocrystal referred to in Section 2.9.1. Merck shall maintain such records and the information disclosed therein in confidence in accordance with Section 4.1. Merck shall have the right to arrange for its employee(s) and/or consultant(s) involved in the activities contemplated hereunder to visit the offices and laboratories of Cocrystal and any of its Third Party contractors as permitted under Section 2.2 during normal business hours and upon reasonable notice, and to discuss the Research Program work and its results in detail with the technical personnel and consultant(s) of Cocrystal; provided that such consultants and Third Party contractors agree in written agreement to comply with the requirements of Section 4.1. Upon request, Cocrystal shall provide copies of the records described in Section 2.9.1.

2.9.3	[*]Reports. Within [*] following the end of [*], Cocrystal shall provide to Merck a written progress report in English which shall describe the work performed to date on the Research Program, evaluate the work performed in relation to the goals of the Research Program and provide such other information as may be required by the Research Program or reasonably requested by Merck relating to the progress of the goals or performance of the Research Program. For clarity, all such reports shall be considered the confidential Information of both Parties for purposes of Article 4.

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2.10	Collaboration Information and Inventions. The entire right, title and interest in:

2.10.1	Cocrystal Know-How shall be owned solely by Cocrystal;

2.10.2	Merck Know-How shall be owned solely by Merck; and

2.10.3	Collaboration Information and Inventions and Collaboration Patent Rights shall be owned jointly by Cocrystal and Merck. Each Party hereby assigns to the other Party an undivided interest in the Collaboration Information and Inventions that its employees or Third Party contractors or consultants (in the case of Cocrystal, approved by Merck or identified in Schedule 2.1), or employees or Third Party contractors or consultants (in the case of Cocrystal, approved by Merck or identified in Schedule 2.1) of its Affiliates, solely discovered, developed or invented and any Collaboration Patent Rights thereon.

Each Party shall promptly disclose to the other Party in writing the development, making, conception or reduction to practice of Collaboration Information and Inventions and all Compounds. Inventorship of Patent Rights shall be determined in accordance with United States patent laws (regardless of where the applicable activities occurred). Subject to the licenses granted to the other Party under this Agreement and the other terms and conditions of this Agreement, each Party shall have the non-exclusive right to exploit its interest in Collaboration Information and Inventions and Collaboration Patent Rights, and to grant licenses under its interest in Collaboration Information and Inventions and Collaboration Patent Rights, as it deems appropriate, without the consent of, and without accounting to, the other Party; provided, however, that for clarity, the foregoing joint ownership rights shall not be construed as granting, conveying or creating any license or other rights to the other Party’s intellectual property, unless otherwise expressly set forth in this Agreement; and further provided that, in the event that any Collaboration Patent Rights claim or cover a Compound or the manufacturing process therefor, Cocrystal shall not grant any license under its interest in such Collaboration Patent Rights to any Third Party without Merck’s prior written consent.

2.11	Research Program Term. Except as otherwise provided herein, the term of the Research Program shall commence on the Effective Date and continue for a period of [*]. The Parties may extend the term of the Research Program for [*] by mutual written agreement of the authorized representative of the Parties reached at least [*] prior to the end of such [*], and shall, in such case, amend Schedule 2.1 as applicable.

2.12	Materials. In the course of the Research Program Term, Merck and Cocrystal may provide the other Party with certain materials (“Materials”) solely for the purpose of enabling such Party to perform its activities under the Research Program in accordance with the terms of this Agreement. Cocrystal shall not use any Materials provided by Merck in humans, nor shall any of the Materials, or any derivatives, analogs, modifications or components thereof be transferred, delivered or disclosed to any Third Party without the prior written approval of Merck. Upon expiration or termination of the Research Program Term, any unused Materials and any derivatives, analogs, modifications or components thereof shall be, at Merck’s option, either returned to Merck or destroyed in accordance with instructions by Merck; however, upon early termination of this Agreement, any unused Materials and any derivatives, analogs, modifications or components thereof shall be, at the providing Party’s option, either returned to the providing Party or destroyed in accordance with instructions by the providing Party.

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2.13	Exclusive Efforts. During the Research Program Term and for a period of [*] following the expiration or termination of the Research Program Term, [*], Cocrystal (i) shall work exclusively (even as to Cocrystal itself) with Merck in any research and discovery efforts related to the Target, either alone or through a Third Party; provided, however, that Cocrystal shall not be obligated to perform any such work with or for the benefit of Merck during [*] unless [*] and (ii) shall not, and shall ensure that its Affiliates and its licensees and sublicensees who have any use or other rights in or to Cocrystal Know-How or Cocrystal Patent Rights do not, directly or indirectly, conduct, exploit, or fund any activity that involves the research and discovery efforts related to the Target, either alone or with a Third Party, regardless of whether the collaborative work with Merck under the Research Plan is ongoing or has concluded. It is the desire and intent of the Parties that the restrictive covenants contained in this Section 2.13 (Exclusive Efforts) be enforced to the fullest extent permissible under applicable laws, rules, regulations, and public policies applied in each jurisdiction in which enforcement is sought. Merck and Cocrystal believe that the restrictive covenants in this Section 2.13 are valid and enforceable. However, if any restrictive covenant should for any reason become or be declared by a competent court or competition authority to be invalid or unenforceable in any jurisdiction, such restrictive covenant shall be deemed to have been amended to the extent necessary in order that such provision be valid and enforceable, and such amendment shall apply only with respect to the operation of such provision of this Section 2.13 in the particular jurisdiction in which such declaration is made.

2.14	Compliance with Law and Ethical Business Practices.

2.14.1	The Parties shall conduct the Research Program in accordance with all applicable laws, rules and regulations including, without limitation, all current governmental regulatory requirements concerning Good Laboratory Practices. A Party shall notify the other Party in writing of any deviations from applicable regulatory or legal requirements. Each Party hereby certifies that it has not in the past [*], and it will not, employ or otherwise use in any capacity the services of any person or entity debarred under Section 21 USC 335a in performing any services hereunder. A Party shall notify the other Party in writing immediately if any such debarment occurs or comes to its attention and shall promptly remove any person or entity so disbarred from performing any activities under the Research Program or function or capacity related to the Research Program. [*]

2.14.2	Each Party acknowledges that Merck’s corporate policy requires that Merck’s business must be conducted within the letter and spirit of the law. By signing this Agreement, each Party agrees to conduct the services contemplated herein in a manner which is consistent with both law and good business ethics.

2.14.3	Specifically, Cocrystal warrants that none of its current employees, agents, officers or other members of its management are officials, officers, agents, representatives of any government or international public organization. Cocrystal shall not make any payment, either directly or indirectly, of money or other assets, including but not limited to the compensation Cocrystal derives from this Agreement (hereinafter collectively referred as a “Payment”), to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred as “Officials”) where such Payment would constitute violation of any law, and for clarity, shall comply at all times with the federal Physician Self-Referral Law, 42 U.S.C. 1395nn, and the regulations promulgated thereunder, similar state physician self-referral laws and regulations, the federal Medicare/Medicaid Anti-kickback Law and regulations promulgated thereunder and similar state Anti-kickback laws and regulations. In addition, regardless of legality, Cocrystal shall make no Payment either directly or indirectly to Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of Merck’s business.

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2.14.4	Each Party certifies to the other Party that as of the date of this Agreement that it has screened itself, and its officers, directors and employees against the Exclusions Lists and that it has informed the other Party whether it, or any of its officers or directors has been in Violation. After the execution of this Agreement, each Party shall notify the other Party in writing immediately if any such Violation occurs or comes to its attention.

2.14.5	Cocrystal’s failure to abide by the provisions of this Section 2.14 shall be deemed a material breach of this Agreement. Merck may in such case and with immediate effect terminate this Agreement at its sole discretion upon written notice to Cocrystal and without prejudice to any other remedies that may be available to Merck.

2.14.6	Each Party shall indemnify and hold the other Party and any of its Affiliates harmless from and against any and all Liabilities (including all costs and reasonable attorneys’ fees associated with defending against such claims) that may arise by reason of its acts or omissions or its agents or other Third Parties acting on its behalf which would constitute a violation of this Section 2.14. The procedure for such indemnification shall be the same as set forth in Section 6.4, which shall apply mutatis mutandis.

2.15	Animal Research. If animals are used in research hereunder, Cocrystal will comply with the Animal Welfare Act or any other applicable local, state, national and international laws and regulations relating to the care and use of laboratory animals. Merck encourages Cocrystal to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals. Cocrystal hereby certifies that it has and shall maintain current and valid accreditation from AAALAC during the Term. Any animals which are used in the course of the Research Program, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes.

Article 3 LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION.

3.1	License Grant.

3.1.1	Subject to the terms of this Agreement, Cocrystal hereby grants to Merck an exclusive license (even as to Cocrystal) in the Territory under Cocrystal Patent Rights and Cocrystal’s interest in Collaboration Patent Rights, with the right to grant and authorize sublicenses, to make, have made, use, import, offer to sell and sell Compound and Product for any and all uses in the Field.

3.1.2	Subject to the terms of this Agreement, Cocrystal hereby grants to Merck an exclusive license (even as to Cocrystal) in the Territory under Cocrystal Know-How and Cocrystal’s interest in Collaboration Information and Inventions, with the right to grant and authorize sublicenses, (i) to make, have made, use, import, offer to sell and sell Compound and Product for any and all uses in the Field and (ii) to otherwise carry out activities contemplated under this Agreement.

3.1.3	Notwithstanding the scope of the exclusive licenses granted to Merck under Sections 3.1.1 and 3.1.2, Cocrystal shall retain the rights during the Research Program Term within the Field necessary solely in connection with performing Cocrystal’s obligations under the Research Program in accordance with this Agreement to (i) make and use in the Territory, Compound, Product and any Invention claimed in or covered by Cocrystal Patent Rights or Collaboration Patent Rights and (ii) use Cocrystal Know-How.

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3.1.4	Subject to the terms of this Agreement, Merck hereby grants to Cocrystal a non-exclusive license (which shall not be sublicensable unless approved by Merck in writing) during the Research Program Term in the Territory under Merck Know-How to make and use Compound and to carry out Cocrystal’s activities pursuant to the Research Program.

3.2	Non-Exclusive License Grant. In the event that the making, having made, use, import, offer for sale and/or sale by Merck or its Related Parties of Compound or Product in the Field would infringe during the Term an issued letters patent in a country that Cocrystal (or its Affiliate who did not become an Affiliate as a result of a Change of Control (as defined below)) Controls that claims a composition of matter for the Compound in the country and which patents are not covered by the grant in Section 3.1, Cocrystal hereby grants to Merck, to the extent Cocrystal is legally able to do so, a non-exclusive, sublicensable, royalty-free license (except royalties or other compensation due a Third Party licensor which Merck shall pay, provided that such payments shall be considered a payment made pursuant to a Third Party License under Section 5.4.5 and eligible for offset as provided therein) under such issued letters patent for Merck and its Related Parties to make, have made, use, import, offer to sell and sell Compound and Product in the country in the Field.

3.3	No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any patents or patent applications owned or controlled by the other Party or its Affiliates.

3.4	No Grant of Inconsistent Rights by Cocrystal. During the Term, Cocrystal (and its Affiliates) shall not assign, transfer, convey or otherwise grant to any Person or otherwise encumber (including through lien, charge, security interest, mortgage, encumbrance or otherwise) (i) any rights to any Cocrystal Know-How or Cocrystal Patent Rights in any manner that is inconsistent with or would interfere with the grant of the rights or licenses to Merck hereunder; (ii) any rights to any Compounds or Products; or (iii) any rights to Cocrystal’s interest in Collaboration Patent Rights; provided, however, that Cocrystal shall grant to Merck the rights to the Compounds and Products as set forth herein. Without limiting the foregoing, during the Term, (x) Cocrystal (and its Affiliates) shall not use (and shall not grant to any Third Party the right to use) any Compounds or Products for any purposes (including the development, manufacturing or commercialization thereof), except for Cocrystal’s performance of the activities to be performed by Cocrystal under this Agreement and (y) Cocrystal (and its Affiliates) shall not provide or otherwise transfer to any Third Parties any Cocrystal Know-How or Collaboration Information and Inventions for use, except as provided on Schedule 3.4 or for transfers approved by Merck in writing.

3.5	Sublicenses. Merck shall have the right to sublicense (through multiple tiers of sublicenses) any or all of the licenses granted to Merck hereunder. Merck shall be responsible for ensuring that the performance by any of its sublicensees hereunder that are exercising rights under a sublicense hereunder is in accordance with the applicable terms of this Agreement, and the grant of any such sublicense shall not relieve Merck of its obligations under this Agreement (except to the extent they are performed by any such sublicensee(s) in accordance with this Agreement). [*]

Cocrystal shall not have the right to sublicense the license granted to Cocrystal Section 3.1.4, except as approved by Merck in writing.

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3.6	Development and Commercialization; Reports. Merck shall be solely responsible for development and commercialization of the Product in the Field in the Territory. Merck shall use Commercially Reasonable Efforts, at its own expense, to develop and commercialize Products. In pursuing such development and commercialization, Merck shall comply with all applicable federal, state and local laws and regulations, including, without limitation, all laws and regulations, domestic and foreign, applicable to the development, production, distribution, sale, commercialization and use of any Product, including, without limitation, in connection with labeling, packaging, instructions as to use, quality control, registration, export controls (including ITAR) and anti-bribery. Each year after the expiration of the Research Program Term and until First Commercial Sale, within [*], Merck shall provide Cocrystal with [*] update on the development and regulatory progress for each Product and the related Compound.

3.7	Excused Performance. In addition to the provisions of Article 6, the obligations of Merck with respect to any Product under Section 3.6 are expressly conditioned upon the continuing absence of any adverse condition or event relating to the safety or efficacy of the Product, and the obligation of Merck to develop or market any such Product shall be delayed or suspended so long as in Merck’s opinion any such condition or event exists. Upon such condition or event, Merck shall provide written notice thereof as soon as practicable to Cocrystal, keep Cocrystal informed of the steps being taken to remedy it and use Commercially Reasonable Efforts to avoid and to promptly remedy the delay or suspension.

3.8	Regulatory Matters. In the event that Merck determines that any regulatory filings for any Compounds or Products are required for any activities hereunder (including any activities under the Research Program), including INDs, NDAs and other Marketing Authorizations (as applicable), then as between the Parties, Merck (or its Affiliate or Related Party) shall have the sole right, in its discretion, to obtain such regulatory filings (in its (or its Affiliate’s or its Related Party’s) name) and as between the Parties, Merck (or its Affiliate or its Related Party) shall be the owner of all such regulatory filings. As between the Parties, Merck (or its Affiliate or Related Party) shall have the sole right to communicate and otherwise interact with Regulatory Authorities with respect to the Compounds and/or Products (including during the Research Program Term). For clarity, Cocrystal shall have no right to, and shall not, make any regulatory filings related to any Compounds or Products or otherwise interact with any Regulatory Authorities with respect to the Compounds or Products.

Article 4 CONFIDENTIALITY AND PUBLICATION.

4.1	Nondisclosure Obligation. All Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:

4.1.1	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

4.1.2	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;

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4.1.3	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

4.1.4	is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records;

4.1.5	is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations;

4.1.6	is deemed necessary by Merck to be disclosed to Related Parties, agent(s), consultant(s), and/or other Third Parties for any and all purposes Merck and its Affiliates deem necessary or advisable in the ordinary course of business in accordance with this Agreement on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement; provided, however, that the term of confidentiality for such Third Parties shall be no less than [*]; or

4.1.7	is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by the confidentiality and non-use obligations contained in this Agreement; provided, however, that the term of confidentiality for such attorneys, independent accountants and financial advisors shall be no less than [*].

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

If a Party is required by judicial or administrative process (including a request for discovery received in an arbitration or litigation proceeding) to disclose Information that is subject to the non-disclosure provisions of this Section 4.1 or Section 4.2, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 4.1 and Section 4.2, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

4.2	Cocrystal Know-How. Each Party agrees to keep all Cocrystal Know-How and Collaboration Information and Inventions confidential in accordance with Section 4.1, provided, however, that, after expiration or termination of this Agreement, Cocrystal shall not be obligated to keep Cocrystal Know-How confidential and each Party may disclose Collaboration Information and Inventions to Affiliates and Third Parties on a confidential basis.

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4.3	Publication. Merck and Cocrystal each acknowledge the other Party’s interest in publishing the results of the Research Program in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 4.1, either Party wishing to make a publication with respect to the research under the Research Program, whether before or up to [*] after the end of the Research Program Term, shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least [*] prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of not to exceed [*] as necessary to enable patent applications protecting each Party’s rights in such information to be filed in accordance with Article 7. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation. In addition to the foregoing, (i) during the Research Program Term, any publication or presentation shall require the express approval of the Committee and (ii) [*] any publication or presentation shall require the written approval of Merck, provided, however, that Merck shall keep Cocrystal informed of the status of its review and approval of any proposed publication or presentation.

4.4	Publicity/Use of Names. No disclosure of the existence, or the terms, of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required to comply with applicable law (including securities law, and filings required by the U.S. Securities and Exchange Commission); provided, that such disclosing Party shall give the other Party reasonable advance written notice of such required disclosure, to the extent permitted by law, and provide such other Party with at least [*] to review such disclosure and propose reasonable modifications (including redactions); provided further that the disclosing Party shall be required to edit such disclosure as requested by such other Party to prevent disclosure of trade secret or proprietary business information except to the extent the U.S. Securities and Exchange Commission does not allow redaction of such information. Notwithstanding the foregoing, promptly following the Effective Date, Cocrystal may issue the press release attached hereto as Schedule 4.4.

Article 5 PAYMENTS; ROYALTIES AND REPORTS

5.1	Upfront Payment. In consideration for the licenses and other rights granted to Merck herein under the Cocrystal Patent Rights and Cocrystal Know-How, upon the terms and conditions contained herein, Merck shall pay to Cocrystal an amount equal to Four Million United States Dollars ($4,000,000), payable within thirty (30) days of the Effective Date.

5.2	Research Program Funding. The funding for Cocrystal FTEs during the Research Program Term for which Merck is responsible under Section 2.3 shall be due and payable [*] as further provided in this Section 5.2.

5.2.1	Quarterly FTE Payments. During the Research Program Term, Merck shall pay Cocrystal the FTE Rate for [*]. Such payments by Merck will be payable to Cocrystal within [*] after Merck’s receipt of [*] invoice from Cocrystal, in an amount equal to [*].

5.2.2	[*]

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5.2.3	[*]

5.2.4	Reimbursement of Certain Expenses. Merck shall reimburse Cocrystal for out-of-pocket costs incurred by Cocrystal in performing the Research Plan to the extent such out-of-pocket costs are expressly set forth in the budget attached hereto as Schedule 5.2.4 (the “Expense Budget”) and to the extent Cocrystal provides appropriate documentation (including original receipts); provided, however, that in no event shall Cocrystal be entitled to receive payment for (and Cocrystal shall be solely responsible for) any and all out-of-pocket costs that are in excess of [*] of the total out-of-pocket costs set forth in the budget for the Research Program. Cocrystal shall issue invoices to Merck for such out-of-pockets costs [*] with no mark-up on cost. All such invoices shall be issued in U.S. dollars. Merck shall pay the undisputed amount of such invoices within [*] after receipt thereof.

5.3	Milestone Payments. Subject to the terms and conditions of this Agreement, Merck shall pay to Cocrystal the following milestone payments, for which Merck (or its Related Party(ies)) achieves the following milestone events hereunder during the Term:

5.3.1	Initiation of [*]: [*];

5.3.2	Initiation of [*]: [*];

5.3.3	Initiation of [*]: [*];

5.3.4	Initiation of [*]: [*];

5.3.5	Marketing Authorization from [*]: [*];

5.3.6	Marketing Authorization from [*]: [*];

5.3.7	Marketing Authorization from [*]: [*];

5.3.8	[*] in Net Sales of a Product worldwide by Merck and its Related Parties in a given Calendar Year: [*]; and

5.3.9	[*] in Net Sales of a Product worldwide by Merck and its Related Parties in a given Calendar Year: [*].

Merck shall notify Cocrystal in writing within [*] following the achievement of each milestone [*]. With respect to the achievement of a milestone [*], Merck shall make the appropriate milestone payment within [*]. With respect to the achievement of a milestone [*], Merck shall make the appropriate milestone payment within [*]. The milestone payments shall be payable only upon the initial achievement of such milestone by any Product and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone by such Product or any other Product.

5.4	Royalties.

5.4.1	Royalties Payable By Merck. Subject to the terms and conditions of this Agreement, Merck shall pay Cocrystal royalties, calculated on a Product-by-Product basis, as set forth in this Section 5.4.

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(a)	Patent Royalties. Merck shall pay Cocrystal royalties in an amount equal to the following percentage of Net Sales of Products by Merck and its Related Parties where sale of Product would infringe a Valid Patent Claim in the country of sale (“Patent Net Sales”):

(1)	[*] of worldwide Patent Net Sales in each Calendar Year up to and including [*];

(2)	[*] of worldwide Patent Net Sales in each Calendar Year for the portion of Patent Net Sales exceeding [*] up to and including [*];

(3)	[*] of worldwide Patent Net Sales in each Calendar Year for the portion of Patent Net Sales exceeding [*] up to and including [*];

(4)	[*] of worldwide Patent Net Sales in each Calendar Year for the portion of Patent Net Sales exceeding [*] up to and including [*]; and

(5)	[*] of worldwide Patent Net Sales in each Calendar Year for the portion of Patent Net Sales exceeding [*].

(b)	Know-How Royalty. Merck shall pay Cocrystal royalties in an amount equal to the following percentage of Net Sales of Products by Merck or its Related Parties where sale of Product would not infringe a Valid Patent Claim in the country of sale (“Know-How Net Sales”) for a period of [*] after First Commercial Sale of such Product in such country:

(1)	[*] of worldwide Know-How Net Sales in each Calendar Year up to and including [*];

(2)	[*] of worldwide Know-How Net Sales in each Calendar Year for the portion of Know-How Net Sales exceeding [*] up to and including [*];

(3)	[*] of worldwide Know-How Net Sales in each Calendar Year for the portion of Know-How Net Sales exceeding [*] up to and including [*];

(4)	[*] of worldwide Know-How Net Sales in each Calendar Year for the portion of Know-How Net Sales exceeding [*] up to and including [*]; and

(5)	[*] of worldwide Know-How Net Sales in each Calendar Year for the portion of Know-How Net Sales exceeding [*].

(c)	Royalty tiers in Section 5.4.1(a) shall be calculated based on worldwide Patent Net Sales of each Product, and royalty tiers in Section 5.4.1(b) shall be calculated based on worldwide Know-How Net Sales of each Product, provided that the determination of whether the royalty shall be calculated under Section 5.4.1(a) or 5.4.1(b) shall be determined on a country-by-country basis. Royalties on each Product at the rates set forth above shall continue on a country-by-country basis until the expiration of the later of: (i) the last-to-expire Valid Patent Claim claiming the Compound in such country; or (ii) for a period of [*] after First Commercial Sale of such Product in such country.

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(d)	All royalties are subject to the following conditions:

(i)	that only one royalty shall be due with respect to the same unit of Product;

(ii)	that no royalties shall be due upon the sale or other transfer among Merck or its Related Parties, but in such cases the royalty shall be due and calculated upon Merck’s or its Related Party’s Net Sales to the first independent Third Party;

(iii)	no royalties shall accrue on the sale or other disposition of Product by Merck or its Related Parties for use in a Clinical Trial; and

(iv)	no royalties shall accrue on the disposition of Product in reasonable quantities by Merck or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

5.4.2	Change in Sales Practices. The Parties acknowledge that during the Term, Merck’s sales practices for the marketing and distribution of Product may change to the extent to which the calculation of the payment for royalties on Net Sales may become impractical or even impossible. In such event the Parties agree to meet and reasonably discuss in good faith new ways of compensating Cocrystal to the extent currently contemplated under Section 5.4.1.

5.4.3	Royalties for Bulk Compound. In those cases in which Merck sells bulk Compound rather than Product in packaged form to an independent Third Party, the royalty obligations of this Section 5.4 shall be applicable to the bulk Compound sales.

5.4.4	Compulsory Licenses. If a compulsory license is granted to a Third Party with respect to Compound or Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 5.4.1, then the royalty rate to be paid by Merck on Net Sales in that country under Section 5.4.1 shall be reduced to the rate paid by the compulsory licensee.

5.4.5	Third Party Licenses. In the event that Merck obtains a license under, or other rights to, Patent Rights from any Third Party(ies) that would be necessary or advisable to avoid infringement of such Patent Rights in a country in order to make, have made, use, import, offer to sell and/or sell Product(s) (or Compound(s) contained in such Product(s)) (hereinafter “Third Party Licenses”), [*] of any and all payments (including royalties and any payments for obtaining such right or license) actually paid under such Third Party Licenses by Merck or its Related Parties in connection with the manufacture, use, sale or import, as applicable, of Product(s) (or Compound(s) contained in such Product(s)) for a Calendar Quarter in the country for the Product shall be creditable against the royalty payments due Cocrystal by Merck with respect to the sale of such Product in the country in such Calendar Quarter. Notwithstanding the foregoing, in no event shall the royalties owed by Merck to Cocrystal for such Calendar Quarter with respect to sale of the Product in the country be [*] pursuant to this Section 5.4.5 (provided, however, that to the extent Merck is not able to [*] of the amounts paid by Merck or its Related Parties under any Third Party License as a result of the foregoing restriction, then Merck shall be entitled to carry forward such right of off-set to future royalty payments due Cocrystal by Merck with respect to the sale of such Product in the country in future Calendar Quarters with respect to such excess amount, provided that the royalty that is otherwise due Cocrystal with respect to sale of the Product in the country is not reduced by more than [*] pursuant to this Section 5.4.5). At the request of Merck, Cocrystal shall provide assistance to Merck (or its Related Parties) in obtaining any such Third Party Licenses or otherwise taking action with respect Patent Rights of any Third Party(ies) that may be necessary in order to make, have made, use, import, offer to sell and/or sell Product(s) (or Compound(s) contained in such Product(s)).

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5.5	Reports; Payment of Royalty. During the Term following the First Commercial Sale of a Product, Merck shall furnish to Cocrystal a [*] written report for the Calendar Quarter showing, on a country-by-country and Product-by-Product basis, the Net Sales (including the gross invoice price exclusive of applicable taxes, aggregate deductions, and the number of units of Product sold) of all Products subject to royalty payments sold by Merck and Related Parties in the Territory during the reporting period and the royalties payable under this Agreement (including the applicable royalty rate and any adjustment pursuant to Section 5.4.5, if applicable). Reports shall be due on [*]. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Merck shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.6	Audits.

5.6.1	Upon the written request of Cocrystal and not more than [*], Merck shall permit an independent certified public accounting firm of nationally recognized standing selected by Cocrystal and reasonably acceptable to Merck, at Cocrystal’s expense, to have access during normal business hours to such of the records of Merck, its Affiliates and any of its Related Parties who have Net Sales in Major Countries as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than [*] prior to the date of such request. The accounting firm shall disclose to Cocrystal only whether the royalty reports are correct or incorrect and the amount of any discrepancy. No other information shall be provided to Cocrystal.

5.6.2	If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within [*] of the date Cocrystal delivers to Merck such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Cocrystal; provided, however, that if such audit uncovers an underpayment of royalties by Merck that exceeds the greater of [*] and [*] of the total royalties owed, then the fees of such accounting firm shall be paid by Merck.

5.6.3	Merck shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Merck, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Cocrystal’s independent accountant to the same extent required of Merck under this Agreement.

5.6.4	Upon the expiration of [*] following the end of any Calendar Year, the calculation of royalties payable with respect to such Calendar Year shall be binding and conclusive upon Cocrystal unless subject to a current audit, and Merck and its Related Parties shall be released from any liability or accountability with respect to royalties for such Calendar Year.

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5.6.5	Cocrystal shall treat all financial information subject to review under this Section 5.6 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Merck and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

5.7	Payment Exchange Rate. All payments to be made by Merck to Cocrystal under this Agreement shall be made in United States dollars and may be paid by bank wire transfer in immediately available funds to such bank account in the United States as may be designated in writing by Cocrystal from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due Cocrystal shall be made at the monthly rate of exchange utilized by Merck in its worldwide accounting system.

5.8	Tax Matters. Cocrystal shall be liable for all taxes based on, measured by, or calculated with respect to, income or profits of Cocrystal (“Income Taxes”) imposed upon any payments made by Merck to Cocrystal under this Article 5 (“Agreement Payments”). If applicable laws, rules or regulations require the withholding of Income Taxes, Merck shall make such withholding payments as are required to be made from the Agreement Payment, shall subtract the amount thereof from the Agreement Payments and shall pay over such amount withheld and deducted to the proper governmental authorities. Merck shall submit to Cocrystal appropriate proof of payment of the withheld Income Taxes as well as the official receipts within a reasonable period of time following payment thereof. Merck shall provide Cocrystal reasonable assistance in order to allow Cocrystal to reduce or mitigate any such Income Tax withholding to the extent permitted under applicable laws, including to obtain the benefit of any present or future treaty against double taxation which may apply to the Agreement Payments. [*]

Article 6 REPRESENTATIONS AND WARRANTIES

6.1	Representations and Warranties of Each Party. Each Party represents and warrants to the other Party that as of the Effective Date:

6.1.1	such Party is duly organized and validly existing under the laws of the state or jurisdiction of its organization and has full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder;

6.1.2	the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate actions of such Party. This Agreement has been duly executed by such Party. This Agreement and any other documents contemplated hereby constitute valid and legally binding obligations of such Party enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors; and

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6.1.3	the execution, delivery and performance by such Party of this Agreement and any other agreements and instruments contemplated hereunder will not (i) in any respect violate any statute, regulation, judgment, order, decree or other restriction of any governmental authority to which such Party is subject, (ii) violate any provision of the corporate charter, by-laws or other organizational documents of such Party, or (iii) constitute a material violation or breach by such Party of any provision of any material contract, agreement or instrument to which such Party is a party or to which such Party may be subject although not a party.

6.2	Cocrystal Representations and Warranties. Cocrystal represents and warrants to Merck that as of the Effective Date:

6.2.1	all Patent Rights within the Cocrystal Patent Rights are in full force and effect, and, to the best of Cocrystal’s knowledge, the Cocrystal Patent Rights and Cocrystal Know-How are not invalid or unenforceable, in whole or in part;

6.2.2	it has the full right, power and authority to enter into this Agreement, to perform the activities hereunder, including the Research Program, and to grant the licenses granted hereunder (including under Article 3);

6.2.3	except for the transfer of Cocrystal Know-How to [*] for the performance of services as set forth in Schedule 3.4, it (and its Affiliates) has not prior to the Effective Date (i) assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Cocrystal Patent Rights or Cocrystal Know-How, or (ii) otherwise granted any rights to any Third Parties that would conflict with the rights granted to Merck hereunder;

6.2.4	[*] it is the sole and exclusive owner of the Cocrystal Patent Rights and Cocrystal Know-How, all of which are free and clear of any liens, charges and encumbrances, and no other person, corporate or other private entity, or governmental entity or subdivision thereof, has any claim of ownership whatsoever with respect to the Cocrystal Patent Rights and Cocrystal Know-How;

6.2.5	neither it nor any of its Affiliates has received any written notification from a Third Party that the research, development, manufacture, use, sale or import of Compounds or Products infringes or misappropriates the Patent Rights or know-how owned or controlled by such Third Party, and Cocrystal has no knowledge that a Third Party has any basis for any such claim;

6.2.6	[*] the exercise of the license granted to Merck under the Cocrystal Patent Rights and Cocrystal Know-How, including without limitation the development, manufacture, use, sale and import of Compounds and Products do not interfere with or infringe any intellectual property rights owned or possessed by any Third Party;

6.2.7	there are no claims, judgments or settlements against or owed by Cocrystal (or any of its Affiliates) and no pending or threatened claims or litigation relating to the Cocrystal Patent Rights and Cocrystal Know-How;

6.2.8	Cocrystal has disclosed to Merck all reasonably relevant information regarding (i) the Compounds and/or Products and/or (ii) the Cocrystal Patent Rights and Cocrystal Know-How licensed under this Agreement, including (a) any licenses and material agreements related to the Cocrystal Patent Rights, Cocrystal Know-How, Compounds and/or Products and (b) and safety or efficacy information related to the Compounds and/or Products;

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6.2.9	Cocrystal has disclosed to Merck the existence of any patent opinions related to the Cocrystal Patent Rights and Cocrystal Know-How licensed under this Agreement;

6.2.10	Cocrystal has complied with all existing country-specific laws and regulations involving inventor remuneration associated with the Cocrystal Patent Rights;

6.2.11	Schedule 1.10 sets forth a true, correct and complete list of Cocrystal Patent Rights existing as of the Effective Date. The Cocrystal Patent Rights and Cocrystal Know-How constitute all intellectual property owned or otherwise Controlled (through license or otherwise) by Cocrystal (or any of its Affiliates) that relate to the Compounds and/or Products or the development, manufacture, commercialization and/or use thereof;

6.2.12	neither Cocrystal nor any of its Affiliates has obtained, or filed for, any INDs, NDAs or Marketing Authorizations for any Compounds or Products, and, to the best of Cocrystal’s knowledge, no other Person has obtained, or filed for, any INDs, NDAs or Marketing Authorizations for any Compounds or Products;

6.2.13	Cocrystal (and its Affiliates) has not employed or otherwise used in any capacity in the past [*], and will not employ or otherwise use in any capacity, the services of any Person debarred under United States law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to the Compounds or Products or otherwise in performing any portion of the Research Program.

6.2.14	all research and development (including non-clinical studies) related to the Compounds prior to the Effective Date has been conducted in accordance with all Applicable Laws;

6.2.15	except for the transfer of Cocrystal Know-How to [*] for the performance of services as set forth in Schedule 3.4, there are no agreements (including any licenses), written or oral, granting any licenses or other rights to (or from) Cocrystal (or any of its Affiliates) relating to the Compounds or Products or the Cocrystal Know-How or Cocrystal Patent Rights;

6.2.16	all information and data provided by or on behalf of Cocrystal to Merck on or before the Effective Date in contemplation of this Agreement was and is true and accurate and complete in all material respects, and Cocrystal has not intentionally disclosed, failed to disclose, or cause to be disclosed, any information or data that would reasonably be expected to cause the information and data that has been disclosed to be misleading in any material respect; and

6.2.17	it has or expects to have the resources and capabilities to do the work contemplated by the Research Plan.

6.3	Indemnification.

6.3.1	By Cocrystal. Cocrystal shall indemnify and defend Merck, its Affiliates and its and such Affiliates’ respective directors, officers, employees and agents from and against any Liabilities arising out of or relating to Cocrystal’s breach of any of its representations, warranties, covenants and obligations in this Agreement except to the extent arising out of or relating to Merck’s breach of any of its representations, warranties, covenants and obligations in this Agreement.

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6.3.2	By Merck. Merck shall indemnify and defend Cocrystal, its Affiliates and its and such Affiliates’ respective directors, officers, employees and agents from and against any Liabilities arising out of or relating to Merck’s exercise of its licenses hereunder, including the research, development, manufacture, use, sale or other disposition of Compounds and Products by Merck or its Affiliates or Related Parties, or Merck’s breach of any of its representations, warranties, covenants and obligations in this Agreement, except to the extent arising out of or relating to Cocrystal’s breach of any of its representations, warranties, covenants and obligations in this Agreement.

6.4	Indemnification Procedure.

6.4.1	Any Party that may be indemnified pursuant to Sections 6.3 (the “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the assertion by a Third Party of any Liabilities for which indemnification may be sought (it being understood and agreed, however, that the failure by the Indemnified Party to give such notification shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give such notification).

6.4.2	Within [*], the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Liabilities [*] and will consult with the Indemnified Party with respect to a possible conflict of interest of such counsel retained by the Indemnifying Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense at the expense of the Indemnifying Party.

6.4.3	The Party not controlling such defense may participate therein at its own expense. If the Parties cannot agree as to the application of Section 6.3 or 6.4 to any claim, pending resolution of the dispute pursuant to Section 9.7, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 6.3 or 6.4 upon resolution of the underlying claim.

6.4.4	The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto. Such other Party shall provide such cooperation as may be reasonably requested by the Party controlling such defense in connection with or in furtherance of such defense.

6.4.5	The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all Liability with respect thereto or that imposes any Liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed.

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Article 7	PATENT PROVISIONS.

7.1	Filing, Prosecution and Maintenance of Patents.

7.1.1	Cocrystal Patent Rights.

(a) Merck agrees, at its expense, to file patent applications claiming Cocrystal Know-How and Cocrystal Patent Rights, and to prosecute and maintain in the Territory, after appropriate consultation with Cocrystal, the Cocrystal Patent Rights licensed to Merck under this Agreement. Merck shall give Cocrystal an opportunity to review the text of any patent application before filing, shall consult with Cocrystal with respect thereto, and shall supply Cocrystal with a copy of the application when filed and as filed, together with notice of its filing date and serial number. Merck shall keep Cocrystal promptly advised of the status of Cocrystal Patent Rights and, upon Cocrystal’s request, shall provide advance copies of any papers related to the prosecution and maintenance of Cocrystal Patent Rights. Merck shall promptly give notice to Cocrystal of the grant, lapse, revocation, surrender, invalidation or abandonment of any Cocrystal Patent Rights licensed to Merck for which Merck is responsible for the filing, prosecution and maintenance.

(b) Merck shall give notice to Cocrystal and the Committee of any desire to not file patent applications claiming Cocrystal Patent Rights or Cocrystal Know-How or to cease prosecution and/or maintenance of Cocrystal Patent Rights on a country by country basis in the Territory. [*]

In addition to the foregoing, in the event Merck does not continue the prosecution or maintenance of the applicable Cocrystal Patent Rights, and such Cocrystal Patent Rights have been published by a patent office, Merck shall permit Cocrystal to continue the prosecution or maintenance of the applicable patent application or patent at its own expense and Merck shall execute documents in a timely manner as may be reasonably necessary to allow Cocrystal to continue such prosecution or maintenance.

7.1.2	Collaboration Patent Rights. Merck shall have the first right to file, prosecute, and maintain patents and patent applications claiming Collaboration Information and Inventions. Merck shall keep Cocrystal promptly advised of the status of any actual and prospective patent filings and upon Cocrystal’s request, shall provide advance copies of any papers related to the filing of Collaboration Information and Inventions and the prosecution and maintenance of Collaboration Patent Rights. Merck shall give notice to Cocrystal of any desire to cease prosecution and/or maintenance of Collaboration Patent Rights on a country-by-country basis in the Territory [*].

7.1.3	Patent Term Extension. The Parties shall cooperate fully with each other to provide necessary information and assistance, as the other Party may reasonably request, in obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Cocrystal Patent Rights and Collaboration Patent Rights. In the event that elections with respect to obtaining such patent term extension are to be made, Merck shall have the right to make the election and Cocrystal agrees to abide by such election.

7.1.4	Other Cooperation. The Parties agree to cooperate fully and provide any information and assistance that either may reasonably request for the filing, prosecution and maintenance of Cocrystal Patent Rights and Collaboration Patent Rights. The Parties further agree to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. 102(c) for U.S. patents and patent applications.

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7.1.5	Filing, Prosecution and Maintenance Expenses. With respect to all filing, prosecution and maintenance activities under this Section 7.1, the filing and/or prosecuting Party shall be responsible for payment of all costs and expenses related to such activities.

7.1.6	Inventor Remuneration. Cocrystal shall comply with all applicable country-specific inventor remuneration laws and regulations associated with Cocrystal Patent Rights and Collaboration Patent Rights when inventor remuneration obligations are triggered by an employee or contractor of Cocrystal or its Affiliates, or a Third Party acting on behalf of Cocrystal or its Affiliates. Merck shall comply with all applicable country-specific inventor remuneration laws and regulations associated with Cocrystal Patent Rights and Collaboration Patent Rights when inventor remuneration obligations are triggered by an employee or contractor of Merck or its Affiliates, or a Third Party acting on behalf of Merck or its Affiliates. For clarity, any applicable country-specific inventor remuneration paid by Merck or its Related Parties is not considered a payment subject to 5.4.5.

7.2	Interference, Derivation, Opposition, Reexamination, Reissue, Supplemental Examination, Inter Partes Review and Post-Grant Review Proceedings.

7.2.1	Third Party Initiated Proceedings. Each Party shall, within [*] of learning of such event, inform the other Party of any request for, or filing or declaration of, any interference, derivation proceeding, opposition, reexamination requested by a Third Party, inter partes review, post-grant review or similar contested administrative proceeding involving a Third Party relating to Cocrystal Patent Rights or Collaboration Patent Rights. Merck and Cocrystal shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Merck shall have the first right to control such proceedings with respect to Cocrystal Patent Rights and Collaboration Patent Rights, and Cocrystal shall have the right to review and approve any submission to be made in connection with such proceeding, which approval will not be unreasonably withheld or delayed, and shall be provided copies of all documents filed in connection with such proceedings. In the event that Merck chooses not to control such proceeding under this Section 7.2.1, and upon Merck’s written consent with respect to Collaboration Patent Rights, which consent shall not be unreasonably withheld or delayed, Cocrystal shall have the right to control such proceeding.

7.2.2	Party Initiated Proceedings. Merck shall have the first right, at its expense, to initiate a reexamination, supplemental examination, reissue or similar administrative proceeding relating to Cocrystal Patent Rights or Collaboration Patent Rights. Notwithstanding the foregoing, Merck shall not initiate any such proceeding without the prior written consent of Cocrystal, which consent shall not be unreasonably withheld or delayed. Cocrystal shall have the right to review and approve any submission to be made in connection with such proceeding, which approval shall not be unreasonably withheld or delayed, and shall be provided copies of all documents filed in connection with such proceedings. If there is disagreement regarding whether a reexamination, supplemental examination, reissue or similar administrative proceeding relating to Cocrystal Patent Rights or Collaboration Patent Rights should be initiated, such disagreement shall be referred to the senior intellectual property officers of the Parties. In the event that these two executives do not, after reasonable good faith efforts, reach agreement, the resolution and/or course of conduct shall be determined by Merck, in good faith, with respect to Collaborative Patent Rights. In the event that Merck chooses not to initiate a proceeding under this Section 7.2.2, and upon Merck’s written consent with respect to Collaboration Patent Rights, which consent shall not be unreasonably withheld or delayed, Cocrystal shall have the right to initiate such proceedings. The initiating Party shall have the first right to control such proceedings.

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7.2.3	Cooperation. In connection with any administrative proceeding under Section 7.2.1 or 7.2.2, Merck and Cocrystal shall cooperate fully and provide each other with any information or assistance that either may reasonably request. The Parties shall keep each other informed of developments in any such action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto. For any proceeding, the controlling Party shall obtain the prior approval from the other Party of any settlement offer or settlement agreement, which approval shall not be unreasonably withheld or delayed.

7.2.4	Expenses. The Party controlling any administrative proceeding pursuant to Section 7.2.1 and 7.2.2 shall bear all expenses related thereto, with the exception that each Party shall have the right to be represented by counsel of its own choice at its own expense.

7.3	Enforcement and Defense.

7.3.1	The Parties shall give notice to each other of either (i) any infringement of Cocrystal Patent Rights or Collaboration Patent Rights, or (ii) any misappropriation or misuse of Cocrystal Know-How or Collaboration Information and Inventions, that may come to its attention. Merck and Cocrystal shall thereafter consult and cooperate fully to determine a course of action, including but not limited to the commencement of legal action by either or both Merck and Cocrystal, to terminate any infringement of Cocrystal Patent Rights or Collaboration Patent Rights or any misappropriation or misuse of Cocrystal Know-How or Collaboration Information and Inventions. Merck, upon notice to Cocrystal, shall have the first right to initiate and prosecute legal action at its expense and in the name of Merck and/or Cocrystal, or to control the defense of any declaratory judgment action relating to Cocrystal Patent Rights, Cocrystal Know-How, Collaboration Patent Rights or Collaboration Information and Inventions. Each Party shall have the right to be represented by counsel of its own choice at its own expense.

7.3.2	Merck shall promptly inform Cocrystal if it elects not to exercise its first right under Section 7.3.1 to initiate and prosecute legal action, and Cocrystal shall thereafter have the right, at its expense, to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Cocrystal and, if necessary, Merck. Each Party shall have the right to be represented by counsel of its own choice at its own expense.

7.3.3	For any action to terminate any infringement of Cocrystal Patent Rights or Collaboration Patent Rights or any misappropriation or misuse of Cocrystal Know-How or Collaboration Information and Inventions, in the event that a Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the Party to initiate litigation to prosecute and maintain such action under this Section 7.3. In connection with any action or potential action, Merck and Cocrystal will cooperate fully and will provide each other with any information or assistance that either may reasonably request, including cooperating with regard to any pre-litigation review of the Cocrystal Patent Rights and Collaboration Patent Rights. Each Party shall keep the other informed of developments in any action or proceeding and provide the other Party, upon request, with copies of documents filed in connection therewith. For any proceeding, the controlling Party shall obtain the approval from the other Party of any settlement offer or settlement agreement, which approval shall not be unreasonably withheld or delayed.

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7.3.4	Any recovery obtained by either or both Merck and Cocrystal in connection with or as a result of any action contemplated by this Section 7.3, whether by settlement or otherwise, shall be shared in order as follows:

(a)	the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b)	the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c)	the amount of any recovery remaining shall then be allocated between the Parties on a pro-rata basis taking into consideration the relative economic losses suffered by each Party.

7.3.5	Each Party shall inform the other Party of any certification regarding any Cocrystal Patent Rights or Collaboration Patent Rights it has received pursuant to either 21 U.S.C. §§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV), or its successor provisions or any similar provisions in a country in the Territory other than the United States, and shall provide a copy of such certification within [*] of receipt. Merck has the first right to initiate and prosecute any legal action as a result of such certification; provided, however, that Merck shall inform Cocrystal of such decision to initiate such action within [*] of receipt of the certification, after which time Cocrystal shall have the right to initiate and prosecute such action. Regardless of which Party has the right to initiate and prosecute such action, both Parties shall, as soon as practicable after receiving notice of such certification, convene and consult with each other regarding the appropriate course of conduct for such action. The non-initiating Party shall have the right to be kept fully informed and participate in decisions regarding the appropriate course of conduct for such action, and the right to join and participate in such action. Cocrystal’s and Merck’s rights and obligations with respect to the prosecution of any legal action as a result of such certification and any recovery obtained as a result of such legal action shall be as defined in Sections 7.3.3 and 7.3.4.

Article 8	TERM AND TERMINATION

8.1	Term and Expiration. This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 8.2 or 8.3, this Agreement shall continue in full force and effect on a Product-by-Product and country-by-country basis until expiration of all Merck royalty obligations hereunder with respect to such Product in such country. Upon expiration of this Agreement as to each Product and country, Merck’s licenses pursuant to Section 3.1 and 3.2 shall become fully paid-up, perpetual [*] licenses. The period from the Effective Date until the date of expiration or earlier termination of this Agreement in its entirety, or as the case may be, until the date of the expiration or earlier termination of this Agreement in part with respect to a given Product on a country-by-country basis, shall be referred to herein as the “Term”.

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8.2	Termination by Merck. Notwithstanding anything contained herein to the contrary, prior to the First Commercial Sale of the first Product hereunder, Merck shall have the right to terminate this Agreement at any time in its sole discretion by giving [*] advance written notice to Cocrystal. For the avoidance of doubt, termination by Merck under this Section 8.2 can be effected only through a written notice specifically referring to this Section 8.2. No later than [*] after the effective date of such termination, each Party shall return or cause to be returned to the other Party all Information received from the other Party and all copies thereof; provided, however, that each Party may keep one copy of Information received from the other Party in its confidential files for record purposes, and Merck and its Affiliates may retain Information reasonably necessary to practice under its continued license to use Cocrystal Know-How specified below. In the event of termination under this Section 8.2: (i) each Party shall pay all amounts then due and owing as of the termination date; and (ii) except for the surviving provisions set forth in Section 8.5, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination; provided, further, that Merck and its Affiliates shall have a fully paid-up [*] license to use Cocrystal Know-How for research purposes only, and that both Parties shall be entitled to exploit their interest under Collaboration Information and Inventions and Collaboration Patent Rights, subject to Section 8.4, for any and all purposes without having to consult with, account to or seek consent from the other Party.

[*]

8.3	Termination for Cause.

8.3.1	Cause for Termination. This Agreement may be terminated at any time during the Term:

(a)	upon written notice by either Party if the other Party is in breach of its material obligations hereunder by causes and reasons within its control and has not cured such breach within [*] after notice requesting cure of the breach; provided, however, in the event of a good faith dispute with respect to the existence of a material breach, the [*] cure period shall be tolled until such time as the dispute is resolved pursuant to Section 9.7; or

(b)	by either Party (the “Terminating Party”) upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party (the “Bankruptcy Party”); provided, however, that in the case of any involuntary bankruptcy or receivership proceeding such right to terminate shall only become effective if the Bankruptcy Party consents to such involuntary proceeding is not dismissed within [*] after the filing thereof.

8.3.2	Effect of Termination for Cause on License.

(a)	If either Party terminates this Agreement pursuant to Section 8.3.1, then [*] and each Party shall, within [*] after the effective date of such termination, return or cause to be destroyed all Information of the other Party in tangible form and all Compound substances or compositions delivered or provided by the other Party, as well as any other material provided by the other Party in any medium; provided, however, that each Party may retain one copy of Information received from the other Party in its confidential files for record purposes, and Merck and its Affiliates may retain Information reasonably necessary to practice under its continued licenses to use Cocrystal Know-How and Merck and its Affiliates shall have a fully paid-up [*] license to use Cocrystal Know-How for research purposes only. For the avoidance of doubt, each Party may retain Collaboration Information and Inventions since each Party has an undivided interest therein, and both Parties shall be entitled to exploit their interest under Collaboration Information and Inventions and Collaboration Patent Rights, subject to Section 8.4, for any and all purposes without having to consult with, account to or seek consent from the other Party.

[*]

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(b)	Upon termination of this Agreement by Merck pursuant to Section 8.2, or by Cocrystal pursuant to Section 8.3.1(a), Merck and its Affiliates, sublicensees and distributors shall be entitled, during the [*] period immediately following the effective date of termination, to finish any work-in-progress and to sell any Product or Compound remaining in inventory, in accordance with the terms of this Agreement.

(c)	If this Agreement is terminated by the Terminating Party pursuant to Section 8.3.1(b) due to the rejection of this Agreement by or on behalf of the Bankruptcy Party under Section 365 of the United States Bankruptcy Code (the “Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by the Bankruptcy Party to the Terminating Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. The Parties agree that the Terminating Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against the Bankruptcy Party under the Code, the Terminating Party shall be entitled to a complete duplicate of or complete access to (as the Terminating Party deems appropriate), any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to the Terminating Party (i) upon any such commencement of a bankruptcy proceeding upon written request therefore by the Terminating Party, unless the Bankruptcy Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of the Bankruptcy Party upon written request therefore by the Terminating Party. The foregoing provisions of this Section 8.3.2(c) are without prejudice to any rights the Terminating Party may have arising under the Code or other applicable law.

(d)	[*]

8.4	[*]

8.5	Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Product(s) or Compound sold prior to such expiration or termination. The provisions of Article 4 shall survive the expiration or termination of this Agreement and shall continue in effect for [*]. In addition, the provisions of Article 1, Article 7 (with respect to Collaboration Patent Rights), Article 8 and Article 9 shall survive any expiration or termination of this Agreement and the provisions of Article 6 shall survive until the expiration of the applicable statute of limitations.

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Article 9	MISCELLANEOUS

9.1	Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, keep the other Party informed of the steps being taken to remedy the circumstances and promptly undertake all reasonable and diligent efforts necessary to cure such force majeure circumstances.

9.2	Assignment/Change of Control. Except as provided in this Section 9.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party. Merck may, without Cocrystal’s consent, assign this Agreement and its rights and obligations hereunder in whole or in part to a Merck Affiliate or in connection with a Change of Control (as defined below). Cocrystal may, without Merck’s consent, assign this Agreement and its rights and obligations hereunder in connection with a Change of Control; provided, however, that Cocrystal must notify Merck at least [*] prior to completion of any such Change of Control. Without limiting the foregoing, in the event that there is a Company Change of Control that is a Competing Pharma Change of Control, then Cocrystal shall provide written notice to Merck at least [*] prior to the completion of such Change of Control and [*]. Any permitted assignee shall assume all obligations of its assignor under this Agreement. All Patent Rights, know-how or other intellectual property rights licensed to Merck hereunder prior to any Change of Control (or otherwise coming under the Control of Cocrystal (or any of its Affiliates that were Affiliates prior to such Change of Control) following such Change of Control) shall, in all cases, continue to be licensed to Merck hereunder in accordance with this Agreement. Any attempted assignment not in accordance with this Section 9.2 shall be void. If a proposed assignment would have an adverse impact upon the tax treatment of payments due under this Agreement to the other Party, the assigning Party shall undertake such steps as are necessary to remedy such adverse impact. Notwithstanding anything in this Agreement to the contrary, the Patent Rights, know-how or other intellectual property owned or otherwise Controlled, as of the effective date of the Change of Control of Cocrystal or its Affiliates and thereafter, by (i) any counterparty (a Third Party) to a Change of Control (the “Acquirer”) of Cocrystal or its Affiliates (the “Acquired Party”) or (ii) any of Acquirer’s Affiliates that are not Affiliates of the Acquired Party, in each case immediately prior to the closing of such Change of Control, shall not become subject to the license grants and other requirements of this Agreement. For purposes of this Section 9.2, a “Change of Control” of a Party shall be deemed to occur if such Party is involved in a merger, reorganization or consolidation, or if there is a sale of all or substantially all of such Party’s assets or business relating to this Agreement or if a person or group other than the current controlling person or group shall effectively acquire control of the management and policies of such Party. For purposes of this Section 9.2, a “Competing Pharma Change of Control” shall mean [*].

9.3	Use of Affiliates. Merck shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates.

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9.4	Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.5	Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Cocrystal, to:	Cocrystal Pharma, Inc. 19805 N. Creek Parkway Bothell, WA 98011 [*]
and:	Cocrystal Pharma, Inc. 4400 Biscayne Blvd Suite 101 Miami, FL 33137 [*]
if to Merck, to:	Merck Sharp & Dohme Corp. One Merck Drive Whitehouse Station, NJ 08889-0100 [*]
and:	Merck Sharp & Dohme Corp. 2000 Galloping Hill Road [*] Kenilworth, NJ 07033-1310 [*]
or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail. The Parties hereby agree that, to the extent permitted by law, any notice provided in accordance with this Section 9.5 shall constitute due service of process with respect to any legal proceeding between the Parties arising hereunder and that compliance with the Hague Convention for the Service of Process, if otherwise applicable, shall not be required.

9.6	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws or renvoi.

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9.7	Dispute Resolution.

9.7.1	The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof (a “Dispute”). Any Party shall give the other Party written notice of any Dispute not resolved in the normal course of business and referring to this Section 9.7.1. Within [*] from the date of delivery of such notice, the receiving Party shall submit to the other Party a written response. The notice and response shall include (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive. Within [*] from the date of delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. [*] All negotiations pursuant to this Section 9.7 are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

9.7.2	If the Parties do not fully settle following the procedure in Section 9.7.1, and a Party wishes to pursue the matter, each dispute, controversy or claim arising from or related to this Agreement or the breach thereof that is not an Excluded Claim (as defined below) shall be brought in the federal court located in New York, New York, if federal jurisdiction is available, or, alternatively, in the state courts located in New York, New York. Each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in such courts, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum, and (c) any claim that such court does not have jurisdiction with respect to such litigation. Each party irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive its right to trial by jury in any LITIGATION.

9.7.3	As used in this Section 9.7, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) a decision by the Committee or Merck within the proper scope of the Committee’s authority pursuant to Section 2.6, or an issue concerning the integrity of data submitted to a regulatory agency, neither of which shall be justiciable in any forum; (b) the validity or infringement of a patent, trademark or copyright; or (c) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Any action concerning Excluded Claims identified in clauses (b) and (c) of this Paragraph may be brought in any court having jurisdiction.

9.8	Limitation of Liability. Notwithstanding anything to the contrary contained herein, neither Party shall be liable to the other Party under any theory for any special, incidental, indirect, consequential or other similar damages, or any punitive damages, whether arising directly or indirectly out of the transactions contemplated by this Agreement. To be clear, neither Party shall be entitled to recover for any lost profit or lost sale damages of any kind, whether those claimed damages are direct or indirect.

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9.9	Entire Agreement; Amendments. This Agreement, together with the Schedules and Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

Notwithstanding anything to the contrary in the foregoing, that certain Mutual Confidential Disclosure Agreement between the Parties dated as of July 11, 2018, shall remain in full force and effect with respect to the subject matter thereof and information disclosed thereunder.

9.10	Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

9.11	Independent Contractors. It is expressly agreed that Cocrystal and Merck shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Cocrystal nor Merck shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

9.12	Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

9.13	Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

9.14	Certain Conventions. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit shall be deemed to be a reference to an Article, Section, subsection, paragraph, clause, Schedule or Exhibit, of or to, as the case may be, this Agreement, unless otherwise indicated. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (c) words using the singular shall include the plural, and vice versa, and (d) the term “including” (or “includes”) will be deemed to mean “including without limitation” (or “includes without limitations”).

9.15	Business Day Requirements. In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day (excluding notices required under Section 2.14), then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day.

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9.16	Further Assurances. Each Party agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments (including assignments for recordation in patent offices), agreements, documents and instruments, that may be necessary or as the other Party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

9.17	Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or electronic transmission), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. After facsimile or electronic transmission, the Parties agree to execute and exchange documents with original signatures.

[Remainder of this Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MERCK SHARP & DOHME CORP.		COCRYSTAL PHARMA, INC.

BY:	/s/Benjamin B. Thorner	BY:	/s/ Gary L. Wilcox
	Benjamin B. Thorner		Gary L. Wilcox

TITLE:	Senior Vice President & Head Business Development & Licensing	TITLE:	Chief Executive Officer

[Signature Page to Exclusive License and Collaboration Agreement]

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SCHEDULE 1.10 PATENT RIGHTS

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SCHEDULE 2.1 RESEARCH PROGRAM

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SCHEDULE 2.6.1 REPRESENTATIVES OF THE JRC

Merck Representatives

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Cocrystal Representatives

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SCHEDULE 3.4 TRANSFER EXCEPTIONS

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SCHEDULE 4.4 PRESS RELEASE

Cocrystal Pharma Announces Exclusive Worldwide License and

Collaboration Agreement with Merck

BOTHELL, WA, January __, 2019 – Cocrystal Pharma, Inc. (NASDAQ: COCP), (“Cocrystal” or the “Company”), a clinical stage biotechnology company discovering and developing novel antiviral therapeutics that target the replication machinery of influenza viruses, hepatitis C viruses and noroviruses, announced today that it has entered into an exclusive license and collaboration agreement with Merck to discover and develop certain proprietary influenza A/B antiviral agents.

Under the terms of the agreement, Merck will fund research and development for the program, including clinical development, and will be responsible for worldwide commercialization of any products derived from the collaboration. Cocrystal will be paid an undisclosed upfront sum and is eligible to receive payments related to designated development, regulatory and sales milestones with the potential to earn up to $156 million, as well as undisclosed royalties on product sales.

“We are thrilled to work with Merck, a preeminent research-intensive pharmaceutical company, to advance the development of certain influenza A/B antivirals. Our R&D team has been intently focused on advancing our influenza program forward and we believe the combination of Merck resources and our innovative platform will enable us to rapidly advance important new treatments for influenza, which is a significant worldwide unmet need,” commented Dr. Gary Wilcox, Vice Chairman and Chief Executive Officer of Cocrystal. “This collaboration is a significant milestone for Cocrystal that we believe further validates our approach to drug discovery with our unique structure-based technologies and Nobel Prize winning expertise to create first- and best-in-class antiviral drugs.”

“Collaborations like this are an integral part of our infectious disease R&D strategy,” said Dr. Daria Hazuda, Chief Scientific Officer Merck Exploratory Science Center and Vice President Infectious Diseases and Vaccines Discovery, Merck Research Laboratories. “New meaningful options for the treatment of influenza are badly needed. We look forward to working with Cocrystal’s experienced team.”

About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical stage biotechnology company discovering and developing novel antiviral therapeutics that target the replication machinery of influenza viruses, hepatitis C viruses, and noroviruses. Cocrystal employs unique structure-based technologies and Nobel Prize winning expertise to create first- and best-in-class antiviral drugs. Novel inhibitors effective against influenza strains A and B have been identified and are in the preclinical stage. Several of these have potencies approaching single digit nanomolar. The Company’s lead candidate CC-42344 for influenza strain A is effective in animal models against both the pandemic and seasonal strains of influenza A. We continue to identify and develop non-nucleoside polymerase inhibitors for Norovirus infections using the Company’s proprietary structure-based drug design technology platform. For further information about Cocrystal, please visit www.cocrystalpharma.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations regarding the timing for achievement of certain research and clinical development milestones related to the licensing agreement with Merck as well as royalties on any product sales. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Some or all of the events anticipated by these forward-looking statements may not occur. Important factors that could cause actual results to differ from those in the forward-looking statements include the availability of products manufactured by third parties, the results of planned research and, if successful, clinical trials, and receipt of regulatory approvals. Further information on our risk factors is contained in our filings with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, the Prospectus Supplement dated July 19, 2018, and our Annual Report on Form 10-K for the year ended December 31, 2017. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor and Media Contact:

Jenene Thomas Communications, LLC

(833) 475-8247

COCP@jtcir.com

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SCHEDULE 5.2.4 EXPENSE BUDGET

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SCHEDULE 8.4.2 COCRYSTAL COMPOUNDS

See attached.

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